                               ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into on the 26th day of September, 1997 (the "Closing Date"), but is expressly made effective as of 12:01 a.m. e.s.t. on August 1, 1997 (the "Effective Date"), by and among TAYLOR INDUSTRIAL SOFTWARE INC., an Alberta corporation ("TIS"), TAYLOR INDUSTRIAL SOFTWARE (USA), INC., a Nevada corporation ("USA"), and TOTAL CONTROL PRODUCTS, INC., an Illinois corporation ("TCP") (TIS, USA, and TCP are sometimes collectively referred to herein as "Seller"); TAYLOR MANUFACTURING SYSTEMS, INC., a Georgia corporation ("Buyer"); and NEIL R. TAYLOR, a resident of Alberta, Canada ("Taylor").

                                     WITNESSETH:

    WHEREAS, TIS, among other businesses, and USA are engaged in the business of developing, marketing, and supporting the Programs (as herein defined), which business is referred to herein as the "Business";

    WHEREAS, TIS is a subsidiary of TCP, and USA is a wholly-owned subsidiary of TIS;

    WHEREAS, Taylor is the sole shareholder of N. R. Taylor Holdings Ltd., an Alberta corporation ("Holdings"), and Holdings is the sole shareholder of Buyer;

    WHEREAS, Buyer desires to purchase from TIS and USA, and TIS and USA desire to sell to Buyer, upon the terms hereinafter set forth, substantially all of the assets and rights of TIS and USA used in the Business, as more specifically identified herein; and

    WHEREAS, following the closing of the transactions contemplated hereby, Seller and Buyer wish to continue their relationship in certain respects, as more specifically provided for herein.

    NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, and agreements of the parties hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

                       ARTICLE I.  PURCHASE AND SALE OF ASSETS

    1.1 PURCHASE AND SALE OF ASSETS. Effective as of the Effective Date, TIS and USA hereby grant, sell, assign, convey, transfer, and deliver to Buyer, and Buyer hereby purchases, accepts, assumes, and acquires from TIS and USA, all right, title, and interest of TIS and USA in and to the Business as a going concern and the assets described below, except for the Excluded Assets (as herein defined) (which Business, assets, properties, and rights are sometimes referred to herein collectively as the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions, and encumbrances of any kind or nature whatsoever (collectively, the "Claims"), except those which arise out of liabilities or obligations expressly assumed by Buyer pursuant to this Agreement. The Assets shall include only the following assets, properties, and rights of TIS and USA:

         (a) PROGRAMS. The computer programs and systems, modules, databases, software products, and related data and materials (whether in source code, object code, customization code, or other form) described on SCHEDULE 1.1(a) (the "Programs");

         (b) PERSONALTY. The machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, supplies, and other tangible personal property listed on SCHEDULE 1.1(b) (the "Personalty");

         (c) PREPAID ITEMS. The prepaid items and unbilled costs and fees listed on SCHEDULE 1.1(c);

         (d) ACCOUNTS RECEIVABLE. The accounts, notes, and other receivables (the "Accounts Receivable") listed on SCHEDULE 1.1(d);

         (e) RECORDS. All customer and prospect lists, customer credit information, supplier lists, general ledgers, accounts payable and accounts receivable records, sales history, and other books and records relating to the Business, whether in written form or otherwise (the "Records");

         (f) CONTRACTS. The licenses, development contracts, distribution agreements, marketing agreements, joint development agreements, strategic alliances, lease agreements, reservations, purchase orders, sales contracts, commitments, and other contracts and agreements listed on SCHEDULE 1.1(f), to the extent Seller has the power to transfer such agreements to Buyer (the "Contracts");

         (g) INTELLECTUAL PROPERTY. All forms of industrial or intellectual property and technology relating primarily to the Programs; the trademarks, service marks, and design marks related primarily to the Programs, and any applications therefor, which are listed on SCHEDULE 1.1(g), together (if applicable) with their respective registration numbers and jurisdictions of registration (the "Trademarks"); all designs, processes, know-how, technology, formulae, customer lists, trade secrets, proprietary information (the "Trade Secrets") now used in or necessary for the operation of the Programs, or developed, licensed, or acquired in connection with the Programs; all of the intangible property and assets of TIS or USA relating primarily to the Programs (the "Technology"); and all copyrights that relate primarily to the Programs or developed, licensed, or acquired primarily for the Programs, together with all moral rights and other rights to claim or make application, whether in equity or at law or otherwise, under the laws of copyright that relate primarily to the Programs (all of the foregoing are sometimes collectively referred to herein as the "Intellectual Property");

         (h)  TELEPHONE NUMBERS.  The telephone and facsimile numbers listed on
SCHEDULE 1.1(h);

         (i) MARKETING MATERIALS. All brochures, manuals, advertising copy, artwork, and other marketing, advertising and other promotional materials relating to the Programs, whether in written form or other medium; and

         (j)  GOODWILL.  All goodwill of the Business.

    1.2 EXCLUDED ASSETS. Notwithstanding anything contained in this Agreement to the contrary, it is understood that the Assets specifically exclude (a) any assets, properties, or rights of Seller which are not specifically identified in
Section 1.1; and (b) any intellectual property relating primarily to Seller's PROCESS WINDOW, WALTZ, SECUREWORX, and PROWORX software, and all related versions thereof (hereinafter referred to collectively as the "Excluded Assets"); provided, however, Buyer shall have equal rights to the bridge module owned by Seller that communicates between Seller's PROCESS WINDOW software and the TESS database.

    1.3 EXCEPTIONS TO SALE OF RECORDS. Following the execution and delivery hereof, Seller may maintain a single file copy of the Records, for archival and recordkeeping purposes, subject to the provisions concerning confidentiality set forth in Section 5.2. In addition, to the extent any of the Records consist of information regarding customers, prospective customers, or other third parties that is subject to an agreement or other legal obligation of confidentiality by Seller, then those confidential portions of the Records shall be delivered by Seller to Buyer at such time, and only at such time, as appropriate consent is obtained from the applicable customer, prospective customer, or third party.

                             ARTICLE II.  PURCHASE PRICE

    2.1 PURCHASE PRICE. The aggregate purchase price of the Assets (the "Purchase Price") shall be FOUR MILLION ONE HUNDRED FORTY-SEVEN THOUSAND FOUR HUNDRED NINETY-NINE AND NO/100 DOLLARS ($4,147,499.00), subject to adjustments, credits, and prorations as provided in this Agreement, to be paid at Closing by
(i) wire transfer of immediately available funds in the amount of FOUR MILLION ONE HUNDRED FORTY-TWO THOUSAND FOUR HUNDRED NINETY-NINE AND NO/100 DOLLARS ($4,142,499.00), and (ii) Seller's retention of a cash payment previously made by Buyer to Seller, as earnest money, in the amount of FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00).

    2.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as set forth on SCHEDULE 2.2. Buyer and Seller each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of SCHEDULE 2.2.

    2.3 DOLLAR FIGURES. Unless otherwise expressly noted in this Agreement, all dollar figures contained in this Agreement shall be deemed references to U.S. Dollars. Any required conversion of Canadian Dollars into U.S. Dollars shall be made as of the date the calculation is made based upon the exchange rates set forth in THE WALL STREET JOURNAL on the date immediately preceding the date the calculation is made.

    2.4 ASSUMPTION OF LIABILITIES. Effective as of the Effective Date, and except as otherwise provided in this Section 2.4, Buyer hereby assumes and agrees to pay, discharge, or perform, as appropriate, the liabilities and obligations of Seller described in this Section 2.4. Except as expressly provided in this Section 2.4, it is hereby expressly understood and agreed that Buyer does not assume or agree hereunder to pay, perform, or discharge and Seller shall remain liable for and shall discharge, any debt, obligation, tax, or liability, known or unknown, contingent or otherwise, of Seller of any kind or nature whatsoever, and Seller shall and does hereby hold Buyer wholly harmless from any and all such debts, obligations, taxes, and liabilities in accordance with Article VII. The liabilities and obligations to be assumed by Buyer effective as of the Effective Date, are as follows:

         (i)(A) all liabilities and obligations of TIS and USA listed on
    SCHEDULE 2.4(i); and (B) all other liabilities and obligations of TIS and USA in respect of the Business which were known prior to the Effective Date by Taylor or Ursula Hess (collectively, the "TMS Management Group"; for purposes of this Agreement, the knowledge of a member of the TMS Management Group shall be deemed limited to the actual knowledge as of the Effective Date of either Taylor or Ursula Hess, without giving effect to imputed knowledge);

         (ii) all liabilities and obligations of TIS and USA arising out of the operation of the Business after the Effective Date;

         (iii) all liabilities and obligations of Seller in respect of the Contracts;

         (iv) all severance obligations owed by TIS or USA to any of the Employees (as herein defined), if any;

         (v) all liabilities and obligations relating to broker's commissions, finder's fees, investment banking fees, or similar payments to arrange the transactions contemplated by this Agreement, including, without limitation, any fees owed to Concord Corporation (or its principals), but specifically excluding any such amounts owed to (A) Michael Blitzer Associates (or its principals), or (B) Adams, Harkness & Hill (or its principals); and

         (vi) all liabilities and obligations relating to customer returns and warranty claims, other than liabilities and obligations relating to the customer returns and warranty claims listed on SCHEDULE 2.4(vi).

Notwithstanding anything to the contrary contained in items (i)(B) and (iii) above, Buyer shall not assume or agree to pay, discharge, or perform any:

         (A) liabilities or obligations arising out of a breach by Seller of any Contract prior to the Effective Date, unless such failure to perform was known prior to the Effective Date by either member of the TMS Management Group;

         (B) product liability or any claim for injury to person or property, regardless of when made or asserted, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Effective Date, including, without limitation, any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue, or income, unless any such product liability or claim for injury was known prior to the Effective Date by either member of the TMS Management Group;

         (C) liabilities or obligations arising out of any litigation or proceeding, in law or in equity, pending or threatened as of the Effective Date against Seller or any of its respective officers, directors, or affiliates with respect to or affecting the Business or the assets, operations, business, products, sales practices, or financial condition thereof, or related to the consummation of the transactions contemplated by this Agreement, unless any such litigation or proceeding was known prior to the Effective Date by either member of the TMS Management Group;

         (D) Taxes (as herein defined) payable with respect to the Business or the Assets arising prior to the Effective Date (As used in this Agreement, the term "Taxes" means all federal, provincial, local, foreign, and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest thereon and any penalties, additions to tax, or additional amounts with respect thereto);

         (E) liabilities or obligations under or in connection with any of the Excluded Assets;

         (F) except as otherwise expressly assumed by Buyer in this Agreement (including, without limitation, the liabilities described in Section 2.4), liabilities or obligations arising prior to the Effective Date to any employees, agents, or independent contractors of Seller employed or engaged primarily in connection with the Business, whether or not employed by Buyer after the Effective Date, or under any benefit arrangement with respect thereto, unless any such liability or obligation was known prior to the Effective Date by either member of the TMS Management Group; or

         (G)  notwithstanding anything to the contrary in items (A), (B), or
         (C) above, all liabilities and obligations of TIS or USA listed on
         SCHEDULE 2.4(G).

    2.5 PRORATIONS. All rents, fees, and other charges required to be paid under the Contracts, and all other current charges and expenses, shall be prorated as of the Effective Date.

                                ARTICLE III.  CLOSING

    3.1 CLOSING. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Gambrell & Stolz, L.L.P., at 303 Peachtree Street, Suite 4300, Atlanta, Georgia 30308 at 1:00 p.m. e.s.t. on September 26, 1997, but shall be effective as of the Effective Date.

    3.2  MANNER OF EFFECTING PURCHASE AND SALE.   The sale, conveyance,
transfer, assignment and delivery of the Assets by TIS and USA to Buyer at Closing shall be effected, as of the Effective Date, by bills of sale, endorsements, assignments, transfers, and other instruments of transfer and conveyance, all in such form as the parties may agree. In connection with the transfer of all intangible assets related to the Business, TIS and USA, as appropriate, shall provide to Buyer any and all written or recorded information concerning any such property, including, but not limited to, documents evidencing TIS' and/or USA's right and title to the Intellectual Property, including, without limitation, the Trademarks, and TIS' or USA's, as the case may be, sales and purchase records, accounts, and similar documentation relating to the Business, TIS' or USA's, as the case may be, know-how concerning the Business, as well as all of TIS' or USA's, as the case may be, business documents and correspondence related to the Business.

    3.3 THIRD PARTY CONSENTS. To the extent that TIS' or USA's, as the case may be, rights under any Contract may not be assigned without the consent of another person, which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Buyer, at Buyer expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible, and TIS or USA, as appropriate shall promptly cooperate with all reasonable requests of Buyer to facilitate Buyer's efforts to obtain such consents. If any such consent shall not be obtained, or if any attempted assignment would be ineffective or would impair Buyer's rights under the Contract in question so that Buyer would not in effect acquire the benefit of all such rights, TIS or USA, as the case may be, to the maximum extent permitted by law and under such Contract, shall (i) act after the Closing as Buyer's agent, and at Buyer's expense, in order to obtain for it the benefits thereunder, and (ii) cooperate with Buyer in all other reasonable arrangements designed to provide such benefits to Buyer.

                     ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

    4.1 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller, as of the Effective Date, as follows:

         (a) ORGANIZATION. Buyer is a corporation duly incorporated and organized, validly existing, and in good standing, under the laws of the State of Georgia. Buyer has full corporate power and authority to carry on its business as such business is now being conducted.

         (b) POWER, AUTHORITY, AND ENFORCEABILITY. Buyer has full corporate power and authority to enter into and perform this Agreement and all agreements to be executed and delivered by Buyer in connection herewith (collectively, "Buyer's Ancillary Documents"), to the extent Buyer is a party thereto. The execution and delivery by Buyer of this Agreement and each of Buyer's Ancillary Documents and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized and approved by all requisite corporate action. This Agreement is, and when executed and delivered, each of Buyer's Ancillary Documents will be, the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. This Agreement has been, and when executed and delivered, each of Buyer's Ancillary Documents will be, duly executed and delivered by a duly authorized officer of Buyer, to the extent Buyer is a party thereto.

         (c) CONSENTS. No consent, authorization, order, or approval of, or filing or registration with, any government, political subdivision, agency, or other entity, exercising executive, legislative, judicial, regulatory, or administrative functions of government (each, a "Governmental Authority") is required for or in connection with the consummation by Buyer of the transactions contemplated by this Agreement or Buyer's Ancillary Documents.

         (d) NO VIOLATION. Neither the execution and delivery of this Agreement or Buyer's Ancillary Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions, or provisions of Buyer's Articles of Incorporation or by-laws, or of any statute or administrative regulations, or of any order, writ, injunction, judgment, or decree of any court or Governmental Authority, or of any arbitration award or agreement binding on Buyer.

         (e) BROKERAGE COMMISSIONS. Other than Concord Corporation (or its principals), Buyer has not dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee, or similar payment for arranging the transactions contemplated by this Agreement or introducing the parties to each other.

    4.2 REPRESENTATIONS AND WARRANTIES OF SELLER. TIS, USA, and TCP jointly and severally represent and warrant to Buyer, as of the Effective Date, that, except as set forth in the schedule delivered by Seller to Buyer concurrently herewith and identified as the "DISCLOSURE SCHEDULE" (any disclosure set forth on the Disclosure Schedule, or any other schedule to this Agreement, shall be deemed disclosed on all applicable schedules; provided, however, nothing that is not specifically disclosed on one schedule shall be deemed disclosed with respect to any other schedule), to Seller's knowledge, which knowledge limitation extends to all representations and warranties made by any of TIS, USA, or TCP in this Section 4.2 (including, without limitation, any representation or warranty relating to the information contained in the Disclosure Schedule):

         (a) ORGANIZATION. Each Seller is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of its jurisdiction of organization. TIS and USA have (i) all requisite power and authority to own or lease and operate the Assets and to carry on the Business as now conducted and as proposed to be conducted; and (ii) obtained all licenses, permits, franchises, and other governmental authorizations necessary for the ownership or operation of the Assets or the conduct of the Business.

         (b) POWER, AUTHORITY, AND ENFORCEABILITY. Each Seller has full corporate power and authority to enter into and perform this Agreement and all agreements to be executed and delivered by such Seller in connection herewith (collectively, "Seller's Ancillary Documents"), to the extent such Seller is a party thereto. The execution and delivery by each Seller of this Agreement and each of Seller's Ancillary Documents, to the extent each Seller is a party thereto, and the performance by each Seller of its respective obligations hereunder and thereunder, to the extent such Seller is a party thereto, have been duly authorized and approved by all requisite corporate action. This Agreement is, and when executed and delivered, each of Seller's Ancillary Documents will be, the legal, valid, and binding obligations of each Seller, to the extent such Seller is a party thereto, enforceable against such Seller in accordance with their respective terms, to the extent each Seller is a party thereto. This Agreement has been, and when executed and delivered, each of Seller's Ancillary Documents will be, duly executed and delivered by a duly authorized officer of each Seller, to the extent such Seller is a party thereto.

         (c) NO CONSENT. No consent, authorization, order, or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the consummation by Seller of the transactions contemplated by this Agreement or Seller's Ancillary Documents.

         (d) NO VIOLATION. Neither the execution and delivery of this Agreement or Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions, or provisions of Seller's Articles of Incorporation or by-laws, or of any statute or administrative regulations, or of any order, writ, injunction, judgment, or decree of any court or Governmental Authority, or of any arbitration award or any of the Contracts.

         (e) TITLE TO ASSETS. Either TIS or USA has good and marketable title to the Assets, free and clear of any Claims, except for liens imposed by statute securing the payment of taxes which are not due at the relevant time. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement, or other instrument encumbering any of the Assets has been recorded, filed, executed, or delivered. There is no agreement, option, or other right or privilege outstanding in favor of any person for the purchase from TIS or USA of any of the Assets out of the ordinary course of business.

         (f) INTERIM TRANSACTIONS. Since the Effective Date, TIS and USA have operated the Business in the usual and ordinary course of business in accordance with past practices (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by TIS and USA into this Agreement or their consummation of the transaction contemplated hereby).

         (g) MATERIAL ADVERSE CHANGE. Since the Effective Date, the Business has not suffered or been threatened with any material adverse change in its business, operations, assets, liabilities, financial condition, or prospects, including, without limitation, the existence or threat of a labor dispute, or any material adverse change in or loss of any relationship between TIS or USA and any of its customers, suppliers, or key employees relating to the Business.

         (h) CONTRACTS. All Contracts are in full force and binding upon the parties thereto. No breach or default by TIS or USA or the other contracting parties has occurred under any Contract.

         (i) LITIGATION. The Disclosure Schedule includes a description of all current or pending litigation known to Seller with respect to or affecting the Business or the Assets or Seller's ability to consummate the transaction contemplated under this Agreement. Except as set forth in the Disclosure Schedule, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations known to Seller before any commission or other administrative authority, pending or threatened with respect to or affecting the Business or the Assets, or related to the consummation of the transaction contemplated under this Agreement.

         (j) WARRANTIES. Seller has not made any oral or written warranties with respect to the quality or absence of defects of the products or services sold or performed in connection with the Business which are in force as of the Effective Date, except as are described in the Disclosure Schedule. There are no material claims pending, anticipated, or threatened against TIS or USA with respect to the quality of or absence of defects in such products or services.

         (k) ACCOUNTS RECEIVABLE. None of the Accounts Receivable is subject to any counterclaim or set off, and all of the Accounts Receivable arose out of bona fide, arms length transactions for the sale of goods or performance of services.

         (l) INTELLECTUAL PROPERTY AND PROGRAMS. Except as provided in the Disclosure Schedule, (i) all of the Intellectual Property is owned by TIS or USA, as the case may be; (ii) the Trademarks have all been used without interruption in the United States of America and Canada by USA or TIS, as the case may be, or their respective predecessors-in-title; (iii) no other party has been permitted to use or granted a license to use any of the Intellectual Property other than in the ordinary course of business; (iv) TIS or USA is the sole legal and beneficial owner of and is entitled to use the Intellectual Property without payment of any royalty or other fees; (v) no proceedings have been instituted or threatened that challenge the right of TIS or USA to own, use, or license others to use any of the Intellectual Property or to distribute the Programs to others; (vi) no: (A) process, method, or algorithm used, practiced, performed, sold, or licensed to any party; (B) product, device, or apparatus made, used, produced, sold, or licensed to any party; or (C) service provided by TIS or USA or on their behalf, nor the conduct of the Business, infringe any patent, trademark, trade name, trade secret, know-how, industrial design, design patent, utility model, integrated circuit topography, mask work, copyright, moral rights, neighboring right, or other industrial or intellectual property or other right owned or used by another nor is the subject of any pending or threatened legal, administrative, or regulatory proceedings or outstanding court order; (vii) neither TIS nor USA has any pending or potential claim, demand, or allegation charging any party with violation of its rights with respect to the Intellectual Property or Programs; (viii) there is no patent or patent application nor investigation by any person that would adversely affect the Business or any product, apparatus, method, process, or design of TIS or USA related to the Business; (ix) there is no government restriction or any limitation, domestic or foreign, on the manner in which any of the Intellectual Property may be used or licensed, other than certain governmental export restrictions of general application; (x) TIS or USA has promptly identified any invention made, conceived, or reduced to practice and has promptly filed applicable patent applications for protection of any such invention and has, until such filing of the first patent application has occurred, kept the invention strictly secret and not permitted any disclosure, public use, or publication of the elements of the invention or other means by which the elements of the invention may become available to the public; (xi) all of the Intellectual Property and Programs were created by employees of TIS or USA or their predecessors-in-title working within the scope of the employment; (xii) in each case of development of Intellectual Property and Programs set out in the Disclosure Schedule, TIS or USA has obtained either a duly executed assignment of all copyright, trademarks, obligations of confidence, property rights or any other right, title, or interest in and to such Intellectual Property and Programs as may have been developed or had such individual duly execute an employment agreement with TIS or USA which employment agreement shall, in addition to its other terms, transfer all such copyrights, trademarks, obligations of confidence, property rights, and any other right, title or interest in such prior developed Intellectual Property and Programs or any part thereof to TIS or USA; (xiii) none of the Intellectual Property or Programs violates or infringes any rights of others and neither TIS or USA has received any notice of any claim or threat of such a violation or infringement; (xiv) neither TIS or USA, nor any shareholder, officer, director, employee or former employee of TIS or USA, or any third party, has disclosed any confidential information of TIS or USA which relates to the Business, except in the ordinary course of business of TIS or USA or with the authority of TIS or USA; (xv) TIS or USA has obtained waivers of moral rights from any authors of the Programs such that TIS or USA may enjoy uninterrupted use, sale, distribution modification, alteration and attribution of or for each such Program; and (xvi) TIS or USA has obtained assignments or waivers of all applicable neighboring rights from any authors of any Programs such that TIS or USA may enjoy uninterrupted use, sale, distribution, reproduction, modification, alteration, public display, publication, and attribution of or for each such Program.

         (m) PROGRAMS AND TECHNOLOGY. Except as provided in the Disclosure Schedule, (i) all rights in the Programs and the Technology are owned by TIS or USA, as the case may be, and no further rights other than those under third party licenses are necessary or desirable to use, manufacture, reproduce, perform, operate, market, distribute, display, adapt, modify, create derivative works, sell, license, or otherwise deal with any products, Programs, or Technology of TIS or USA used in the Business; (ii) the use, manufacture, reproduction, performance, operation, marketing, distribution, display, adaptation, modification, creation of derivative works, sale, licensing or other dealing with any of the products, Programs, or Technology of TIS or USA used in the Business does not infringe on any rights of any third party; (iii) all of the Programs distributed by TIS or USA in connection with the Business have been developed, tested, and installed, and operate substantially in accordance with TIS' or USA's specifications and user documentation therefor; (iv) Neither TIS nor USA has provided any end user of any of the Programs except in circumstances where the use of that Program is subject to the provisions of TIS' or USA's end user license agreement (the "End User License Agreements"), copies of which have been provided in the Disclosure Schedule; (v) except as set forth in the End User License Agreements, neither TIS nor USA has any obligation or commitment to develop, implement, or install modifications, corrections, enhancements, improvements, or additional functions of the Programs distributed by TIS or USA in connection with the Business; (vi) TIS or USA has maintained the Programs, including, without limitation, all source code relating thereto, as strictly confidential and a Trade Secret and has maintained sufficient contractual and other arrangements to protect the confidentiality thereof; and (vii) none of the Programs or Technology contains any trade secret of a third party; there is and has been no infringement or claim of infringement of any rights of third parties in or by the use of such Programs and Technology; there does not exist any facts or circumstances which cause any of the rights represented by the Technology to be unenforceable or which limit or restrict the scope of use, manufacture, reproduction, performance, operation, marketing, distribution, display, adaptation, modification, creation of derivative works, sale, licensing or other dealing with any of the products, Programs, or Technology of TIS or USA.

         (n) BROKERAGE COMMISSIONS. Other than Concord Corporation (or its principals), Seller has not dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee, or similar payment for arranging the transactions contemplated by this Agreement or introducing the parties to each other.

    4.3 LIMITATION ON WARRANTIES. Except as expressly set forth in Section 4.2, Seller makes no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or value of any of the Assets or the future profitability or future earnings performance of the Business. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. Notwithstanding anything to the contrary contained in this Section 4.2, Seller makes no representations or warranties with respect to the "TESS" trademark, which is being purchased by Buyer "as is".

    4.4 DEFINITION OF KNOWLEDGE. For the purposes of this Agreement, the knowledge of Seller shall be deemed limited to the actual knowledge as of the Effective Date of either Nicholas Gihl or Peter Nicholson, without giving effect to imputed knowledge.

                      ARTICLE V.  COVENANTS OF SELLER AND BUYER

    5.1 INSPECTION OF RECORDS. From and after the Closing, Seller and Buyer, and their respective affiliates, shall each retain and make their respective books and records (including expired insurance policies and work papers in the possession of their respective accountants) with respect to the Business available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the date hereof, with respect to all transactions of Seller with respect to the Business occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations, and cash flows of Seller with respect to the Business. As used in this Section 5.1, the right of inspection includes the right to make extracts or copies at the expense of the party requesting same. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business.

    5.2 CONFIDENTIALITY. From and after the Closing, Seller agrees not to communicate or divulge to any third party, or use for any purpose other than evaluating and carrying out the transaction contemplated hereby, any Confidential Information regarding the Business. Intending that the term shall be broadly construed to include anything protectable under applicable law, "Confidential Information" means all information, documents, and other tangible items which record information, which at the time or times concerned is predictable as a trade secret under applicable law. The preceding portions of this Section 5.2 shall not apply to information (i) which was or becomes in the public domain or independently received by Seller from a third party with a right to disclose such information, or (ii) to the extent that disclosure is required by law. Seller shall advise Buyer of any request, including a subpoena or similar legal inquiry, to disclose any such Confidential Information, so that Buyer can seek appropriate legal relief.

    5.3 USE OF TRADEMARKS. From and after Closing, Seller shall not use, and shall cause their respective affiliates not to use, and shall not license or permit any third party to use, any name, slogan, logo, or trademark which is similar or deceptively similar to any of the Trademarks.

    5.4 HIRING AWAY EMPLOYEES. As an inducement to enter into this Agreement, the parties agree that for the period from the Effective Date through August 1, 1999:

         (i) Seller shall not, and shall cause their respective affiliates not to, hire or offer to hire any salaried, technical, or professional employees of Buyer employed by Buyer in connection with the Business; and

         (ii) Buyer shall not, and shall cause its affiliates not to, hire or offer to hire any salaried, technical, or professional employees of Seller employed by Seller, other than the Employees (as herein defined).

    5.5 COVENANT NOT TO COMPETE. As an inducement for Buyer to enter into this Agreement, Seller agrees that:

         (A)  NON-COMPETE.  From and after the Closing and continuing for three
(3) years from the Effective Date, no Seller, nor any Affiliate of a Seller, shall do any one or more of the following, directly or indirectly: (i) engage or participate, anywhere in the continental United States or Canada, as an owner, partner, shareholder, consultant, or (without limitation by the specific enumeration of the foregoing) otherwise in any business engaged in the business of developing, marketing, or supporting any product which performs the same or substantially similar functions as the Programs (a "Competing Business"); or
(ii) solicit any customer of Buyer which has been a customer of the Business within the past one (1) year to purchase from any source other than Buyer any product or service which is the same or substantially similar to the Programs. Notwithstanding the foregoing, the ownership by any Seller, or any Affiliate of a Seller, of up to five percent (5%) of the issued capital stock of any publicly traded company involved in a Competing Business by itself shall not constitute a violation of any provision of this Section 5.5. For purposes hereof, (i) the term "Affiliate" means, with respect to a particular person, any person or entity which Controls that person, which that person Controls, or which is under common Control with that person; provided, however, that any Affiliate of TIS, USA, or TCP shall specifically not include (A) Digital Electronics Corporation or its Affiliates; (B) any non-employee director of any Seller or their respective Affiliates; or (C) any employees of any Seller, other than members of TCP's management team; and (ii) the term "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract, or otherwise.

         (B) TOLLING; REASONABLENESS OF COVENANT. In the event of any breach of paragraph (a) of this Section 5.5, the time period of the breached covenant shall be extended for the period of such breach. Seller recognizes that the territorial time and scope limitations set forth in this Section 5.5 are reasonable and are required for the protection of Buyer, and in the event that any such territorial, time, or scope limitations are deemed to be unreasonable by a court of competent jurisdiction, Buyer and Seller agree to the reduction of any of said territorial, time, or scope limitations to such an area, period, or scope as said court shall deem reasonable under the circumstances.

         (C) SALE OF TCP. Notwithstanding anything to the contrary in subparagraphs (a) and (b) above, if any third party which is not an Affiliate of TCP (i) acquires all or substantially all of the assets of TCP; (ii) enters into a transaction involving a merger or consolidation with TCP where TCP is not the surviving corporation of the transaction or the outstanding capital stock of TCP is exchanged into consideration other than shares of capital stock of the surviving corporation of the merger or consolidation; or (iii) acquires a majority of the outstanding capital stock of TCP, then, in any such event, such third party shall not be bound by the provisions of this Section 5.5.

    5.6 INJUNCTIVE RELIEF. Seller specifically recognizes that any breach of Sections 5.2, 5.3, 5.4(i), or 5.5 of this Agreement will cause irreparable injury to Buyer, and Buyer specifically recognizes that any breach of Section 5.4(ii) will cause irreparable injury to Seller, and that actual damages may be difficult to ascertain and, in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Seller and Buyer agree that in the event of any such breach, Buyer or Seller, as the case may be, shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available.

    5.7 EMPLOYEES. Buyer shall offer employment to all of the employees listed on SCHEDULE 1.1(f) (the "Employees"), pursuant to such terms and at such compensation as Buyer and such Employees may agree. Effective as of the Effective Date, all such Employees employed by Buyer shall cease to be employees of TIS or USA, as the case may be.

    5.8 EFFECT OF TAYLOR'S EXISTING RELATIONSHIP WITH SELLER. The parties expressly acknowledge that Taylor is a director of TCP, a shareholder, director, officer, and employee of TIS, and a director and officer of USA, and the parties expressly agree that the execution and delivery by Buyer and Taylor of this Agreement, and their consummation of the transactions contemplated under this Agreement, do not constitute a breach of any duty of loyalty which Taylor may owe to Seller. Without limitation of the generality of the preceding sentence, TIS expressly acknowledges and agrees that Buyer's and Taylor's consummation of the transactions contemplated under this Agreement shall not constitute a breach of any covenant or obligation to TIS of Taylor under that certain Employment Agreement between Taylor and TIS, dated September 19, 1996, including, without limitation, Section 6 of such Employment Agreement.

                       ARTICLE VI.  CERTAIN TRANSITION MATTERS

    6.1  CLOSING BALANCE SHEET; POST-CLOSING RECONCILIATION.

         (a) On or before November 15, 1997, Seller shall cause to be prepared and delivered to Buyer a statement (the "Closing Balance Sheet") of (i) all Accounts Receivable that are collected by Seller, the proceeds of which are retained by Seller; (ii) all accounts receivable which arise out of the operation of the Business after the Effective Date, the proceeds of which are retained by Seller; (iii) all liabilities and obligations which arise out of the operation of the Business prior to the Effective Date (other than those liabilities and obligations listed on SCHEDULE 2.4(i)) which are paid by Buyer;
(iv) all liabilities and obligations which (A) arise out of the operation of the Business after the Effective Date or (B) are listed on
SCHEDULE 2.4(i), which have been paid by Seller; and (v) all accounts receivable (other than the Accounts Receivable) which arose out of the operation of the Business prior to the Effective Date, the proceeds of which are retained by Buyer. Subject to subparagraph (b) below, within ten (10) days of Seller's presentation of the Closing Balance Sheet to Buyer, (A) if the sum of items (i), (ii), and (iii) above exceed the sum of items (iv) and
(v) above, Seller shall pay such excess to Buyer; or (B) if the sum of items
(iv) and (v) above exceed the sum of items (i), (ii), and (iii) above, Buyer shall pay such excess to Seller.

         (b) The Closing Balance Sheet shall be subject to Buyer's review and approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Section 6.1, in the event Buyer, within ten (10) days of its receipt of Seller's proposed Closing Balance Sheet, provides Seller with notice of Buyer's reasonable objections to such proposed Closing Balance Sheet, then Buyer and Seller shall in good faith seek a prompt compromise of any dispute over the Closing Balance Sheet. If any such dispute is not resolved to the parties' mutual satisfaction within twenty (20) days after Buyer's receipt of the Closing Balance Sheet, then Buyer and Seller agree that Seller's proposed Closing Balance Sheet shall be submitted to Price Waterhouse for final determination, which determination shall be binding upon the parties. The cost of such review and report by Price Waterhouse shall, in such event, be shared equally by TCP and Buyer. If Buyer does not notify Seller of Buyer's reasonable objections to such proposed Closing Balance Sheet within ten (10) days of its receipt thereof, Buyer shall be deemed satisfied with the Closing Balance Sheet presented by Seller.

    6.2 SELLER'S USE OF TRADE SHOW BOOTH. The parties acknowledge and agree that TCP shall be provided exclusive use of the Trade Show Booth (as identified in SCHEDULE 1.1(b)), including accessories and attachments thereto, at that certain trade show to be held in Anaheim, California in October, 1997. Use of the Trade Show Booth for such limited purpose shall be without charge to TCP, provided TCP shall be responsible for all costs in connection with its use of the Trade Show Booth, including transportation, assembly, and insurance costs, and TCP shall be responsible at all times for risk of loss or damage to the Trade Show Booth in connection with its use, transportation, and assembly thereof. TCP will provide Buyer with reasonable advance notice of the dates of TCP's retrieval and delivery of the Trade Show Booth, which retrieval and delivery shall take place during normal business hours. Any persons or entities engaged by Seller to transport or assemble the Trade Show Booth shall be subject to Buyer's reasonable satisfaction.

    6.3 E-MAIL ADDRESS AND DOMAIN NAME. For a period of one (1) year following the Effective Date, Seller shall, at no expense to Buyer, "link" Buyer's Universal Resource Locator ("URL") address for "Taylor Manufacturing Systems" from Seller's primary URL address.

    6.4 GUARANTEE OF LINE OF CREDIT. At Closing, or within a responsible period of time thereafter, TCP shall enter into an unconditional Guaranty Agreement, in such form as reasonably acceptable to TCP, guaranteeing a line of credit to Buyer of up to $200,000 from a financial institution or other institutional leader selected by Buyer. If so required by Buyer's financial institution or institutional lender, such Guaranty Agreement shall be secured by a letter of credit from a lending source satisfactory to Buyer's financial institution or other institutional lender. Such guarantee and letter of credit, if required, shall be provided by TCP at no charge to Buyer, but in any event may, in TCP's sole and absolute discretion, be cancelled by TCP upon the ninetieth (90th) day after the Closing Date.

    6.5 ACCOUNTING SERVICES FROM TIS. For a period of ninety (90) days following the Closing Date, or such lesser time as elected by Buyer, TIS shall provide to Buyer, at no cost to Buyer, administrative and business processing services substantially similar in scope, quality, and nature to those provided to, or procured on behalf of, TIS and USA immediately prior to the Effective Date, including, without limitation, sales invoicing, accounts receivable administration, accounts payable preparation, Canadian goods and sales tax return preparation, Georgia sales tax return preparation, and monthly financial reporting (within twenty-one (21) days of the previous month end). Such accounting services shall expressly include assistance with preparing carry forward schedules up to the Effective Date and reconciliations at the end of such ninety (90) day period.

    6.6 SUBSEQUENT SALE OF THE BUSINESS. If (A) any of the following transactions are consummated on or before March 31, 1998 with any of the entities identified on SCHEDULE 6.6 (a "Scheduled Purchaser"), or, (B) as of March 31, 1998, an agreement in principal is reached or a non-binding letter of intent or similar written expression of intent or understanding is entered into by Buyer with respect to any of the following transactions, and such transaction is actually consummated pursuant to such agreement or letter or expression of intent:

    (a) Buyer consummates a sale, lease, transfer, or other disposition of all or substantially all of the assets or operations of the Business;

    (b) Holdings consummates a sale, transfer, conveyance, or other disposition of all or any stock in Buyer held or beneficially held of record by Holdings;

    (c) Taylor consummates a sale, transfer, conveyance, or other disposition of all or any stock in Holdings held or beneficially held of record by Taylor;

    (d) Holdings or Buyer issues additional shares of stock in an amount equal to or in excess of fifty percent (50%) of the total outstanding voting shares of Holdings or Buyer, as the case may be, immediately after the consummation of such transaction; or

    (e) Holdings or Buyer enters into a merger or consolidation, whereby, after the consummation of such transaction, the Scheduled Purchaser holds at least fifty percent (50%) of the voting shares of stock of Holdings, Buyer, or the surviving corporation, as the case may be;

then, in any such event, at the closing of such transaction, Buyer, Holdings, and Taylor jointly and severally shall pay TCP a cash payment equal to the product of fifty percent (50%) of the difference between, (i) the value of all consideration paid by the Scheduled Purchaser to Buyer, Holdings, and/or Taylor in connection with such transaction, less (ii) the sum of:

         (1) the Purchase Price, as adjusted pursuant to this Agreement;

         (2) all capital expenditures made by Buyer in connection with the Business on or after the Effective Date;

         (3) all legal, financial, accounting, consulting, and brokerage costs and expenses incurred by Buyer, Holdings, or Taylor in connection with the consummation of transactions contemplated by this Agreement and the consummation of the transaction with the Scheduled Purchaser, but excluding legal, financial, accounting, consulting, and brokerage costs and expenses incurred by Buyer, Holdings, or Taylor in obtaining financing utilized for the consummation of the transactions contemplated by this Agreement; and

         (4) any consideration paid by the Scheduled Purchaser to Taylor or any principal, director, officer, or employee of Holdings or Buyer as payment for future services to be provided after the consummation of the transaction with the Scheduled Purchaser to the extent that the amount of consideration paid by the Scheduled Purchaser to Taylor or such principal, director, officer, or employee, as the case may be, does not exceed the value of the services to be provided.

Notwithstanding the foregoing, if Taylor or members of his immediate family do not, either directly or indirectly, beneficially own all of the outstanding capital stock of Buyer immediately prior to the consummation of any of the transactions described above, then any payment to be made to TCP upon the occurrence of any of the events described in subparagraph (a), (d), or (e) above shall be reduced PRO RATA by the percentage of stock in Buyer, directly or indirectly held or held beneficially of record by any person or entity other than Taylor or an immediate family member of Taylor. Additionally, if Taylor or members of his immediate family, either directly or indirectly, do not dispose of their entire interest in Holdings under subparagraph (c) above, or if Holdings, either directly or indirectly, does not dispose of its entire interest in Buyer under subparagraph (b) above, then the amounts set forth in items (1),
(2), and (3) above shall be reduced PRO RATA by the percentage of stock in Buyer or Holdings, as the case may be, directly or indirectly held or held beneficially of record by Holdings or Taylor, or an immediate family member of Taylor immediately after the consummation of such transaction.

    In the event any portion of the Purchase Price to be paid by the Scheduled Purchaser to Buyer or Taylor is deferred, the payment to be made to TCP pursuant to this Section 6.6 shall be similarly deferred to represent that percentage of the Purchase Price which is deferred. For purposes of determining the value of consideration received by Taylor, Buyer, or Holdings, (i) all non-cash consideration received by Taylor, Buyer, or Holdings shall be valued at its fair market value to be mutually agreed upon by Seller and Buyer; and (ii) such value shall be increased by any debt of Taylor, Buyer, or Holdings assumed by the Scheduled Purchaser in connection with such transaction.

    6.7 EMPLOYEE BENEFITS. No portion of the assets of any employee benefit, welfare, bonus, profit sharing, deferred compensation, stock option, stock purchase or stock compensation (including, without limitation, the "virtual stock" plan maintained by TIS and USA for the Employees), retirement, hospitalization insurance, medical and dental insurance, disability insurance, or similar plan or practice relating to the Employees, whether written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan) shall be transferred to Buyer, and Buyer shall not be required to continue any such plan after the Effective Date, except for accrued vacation liabilities to the extent they appear on SCHEDULE 2.4(i). In no event shall Buyer be liable for any claim for insurance, reimbursement, or other benefits payable by reason of any event which occurs prior to the Effective Date. All amounts payable directly to Employees, or to any such plan maintained by Seller for Employees, shall be paid by Seller within thirty (30) days after the Closing Date to the extent that such payment is not inconsistent with the terms of such plan.

    6.8 INSTALLATION, MAINTENANCE, SERVICE, AND SUPPORT OBLIGATIONS. The Disclosure Schedule includes a list of all agreements with customers of the Business, as of the Effective Date, pursuant to which Seller is required to install Programs or provide maintenance, service, or support for the Programs (all such installation, maintenance, service, and support obligations being collectively referred to herein as the "Customer Obligations"). The Disclosure Statement additionally sets forth, as of the Effective Date, the amount of fees invoiced and/or paid by customers under such agreements, the basis (i.e., hourly vs. annual) for the calculation of such fees, the Customer Obligations performed by Seller up to the Effective Date and to be performed by Buyer on or after the Effective Date under such agreements, and an allocation thereof between Seller and Buyer based on that portion of the Customer Obligation period remaining as of the Effective Date. Buyer agrees to assume Seller's Customer Obligations under all such agreements described in the Disclosure Schedule, subject to obtaining from the customers consents required therefor, pursuant to Section
3.3. In addition to Buyer's rights under Section 3.3, to the extent Seller is unable to obtain a customer consent to the assignment and assumption of Seller's Customer Obligations, as contemplated hereunder, Seller shall retain such Customer Obligations, and Seller and Buyer shall enter into a subcontract agreement under which Buyer shall be obligated to provide such Customer Obligations to the customer in accordance with the terms of the contractual arrangement between Seller and the customer, in which event Seller shall promptly remit to Buyer all funds received by Seller from customer for such Customer Obligations. If a satisfactory customer consent is obtained from any of such customers, such subcontract agreement shall terminate with respect to such particular customer, and Buyer shall assume Seller's prospective Customer Obligations with respect to such particular customer.

    6.9 EXCLUDED ACCOUNTS RECEIVABLE. Buyer will use reasonable commercial efforts to collect any account receivable existing as of the Effective Date which is not included in the Accounts Receivables, provided, however, in no event shall Buyer be required to institute litigation to collect any such account receivable. Buyer shall remit to Seller, within thirty (30) days of the month end in which such funds are received by Buyer, any funds which Buyer receives representing payment made on an account receivable which is not included in the Accounts Receivable.

                               ARTICLE VII. INDEMNITY

    7.1 GENERAL. From and after the Closing, the parties shall indemnify each other as provided in this Article VII. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions, or causes of action, regulatory, legislative, or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs, and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any claim for Damages.

    7.2 SELLER'S LNDEMNIFICATION OBLIGATIONS. Each Seller, jointly and severally, shall indemnify, save, and keep Buyer and its successors and assigns (each a "Buyer Indemnitee" and collectively the "Buyer Indemnitees") forever harmless against and from all Damages sustained or incurred by any Buyer Indemnitee, as a result of, arising out of, or by virtue of:

              (i) any inaccuracy in or breach of any representation or warranty made by Seller to Buyer in this Agreement or in any Seller's Ancillary Document;

              (ii) any breach by any Seller of, or failure of any Seller to comply with, any of the covenants or obligations under this Agreement or any Seller's Ancillary Document to be performed by any Seller (including, without limitation, its obligations under this Article
         VII); or

              (iii) the failure to pay when due any of the liabilities retained by Seller pursuant to Sections 2.4(A)-(G).

    7.3 BUYER'S INDEMNIFICATION COVENANTS. Buyer shall indemnify, save, and keep Seller and their respective successors and assigns (each a "Seller Indemnitee" and collectively the "Seller Indemnitees"), forever harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of, arising out of, or by virtue of:

              (i) any inaccuracy in or breach of any representation or warranty made by Buyer to Seller in this Agreement or in any Buyer's Ancillary Document;

              (ii) any breach by Buyer of, or failure of Buyer to comply with, any of the covenants or obligations under this Agreement or any Buyer's Ancillary Document to be performed by Buyer (including, without limitation, its obligations under this Article VII); or

              (iii) the failure to pay when due any of the liabilities assumed by Buyer pursuant to Sections 2.4(i)-(vi).

    7.4 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the claiming party (the "Indemnified Party") shall promptly (and in no event more than 120 days after the later to occur of incurring Damages or discovering the facts giving rise to the claim) notify the indemnifying parties (the "Indemnifying Parties") of the claim and, when known, the facts constituting the basis for such claim, provided that the Indemnified Party's failure to give such notice shall not affect any rights or remedies of the Indemnified Party hereunder with respect to indemnification for Damages except to the extent that the Indemnifying Parties are materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnified Parties shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Parties (which shall not be reasonably withheld).

    7.5 DEFENSE BY INDEMNIFYING PARTIES. In connection with any claim giving rise to indemnity hereunder or resulting or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Parties, at their sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if they acknowledge to the Indemnified Party in writing their obligations to indemnify the Indemnified Party with respect to all elements of such claim and thereafter diligently conduct the defense thereof. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action with its counsel and at its own expense. If the Indemnifying Parties do not assume or fail to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom, (i) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, provided, however, that the Indemnified Party shall not settle any such claim or litigation without the prior written consent of the Indemnifying Parties, which consent shall not be unreasonable withheld, and (ii) the Indemnifying Parties shall be entitled to participate in (but not control) the defense of such action with their counsel and at their own expense. If the Indemnifying Parties thereafter seek to question the manner in which the Indemnified Party defended such third party claim, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such third party claim in a reasonably prudent manner. Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the Indemnifying Parties, provided that the

Indemnifying Parties will hold the Indemnified Party harmless from all of their out of pocket expenses, incurred in connection with such cooperation by the Indemnified Party.

    7.6 EXCEPTIONS TO INDEMNIFICATION OBLIGATIONS. Notwithstanding anything to the contrary contained herein, (i) an Indemnified Party shall not be entitled to maintain a claim against any Indemnifying Party in respect of any Damage of any nature suffered or incurred by an Indemnified Party as a result of such party's own gross negligence or wilful misconduct, or as a result of any occurrence, matter, or thing, the occurrence, existence, or nondisclosure of which constitutes a breach of failure of any representation, warranty, covenant, or other obligation of any Indemnified Party hereunder; (ii) an Indemnified Party shall not be entitled to recover any indirect, incidental, consequential, or special damages from any Indemnifying Party; (iii) each Indemnified Party shall be obligated to use reasonable efforts to mitigate any Damages sustained by it in connection with any matter for which an Indemnified Party may have liability to it; (iv) an Indemnified Party shall not be entitled to indemnification pursuant to this Article VII (A) for any claim, or series of related claims, for Damages which are less than $1,000 in the aggregate; (B) for any claim, or series of related claims, for Damages that are equal to or exceed $1,000 in the aggregate, until the total amount of Damages incurred by such Indemnified Party with respect to such claims exceeds $5,000 in the aggregate, provided, however, that once the aggregate amount of Damages incurred by such Indemnified Party with respect to such claims exceeds $5,000 in the aggregate, such Indemnified Party shall be entitled to indemnification from the Indemnifying Parties for all amounts of Damages incurred with respect to such claims; and (C) to the extent the claim for indemnification is based upon circumstances which resulted in a payment to the Indemnified Party pursuant to
Section 6.1; (v) except in the case of a matter involving fraud on the part of any Indemnifying Party, all claims for indemnification pursuant to this Article VII must be asserted in writing and delivered to the Indemnifying Party on or prior to the two year anniversary from the Effective Date, except for (x) claims for indemnification pursuant to Section 7.2(i) with respect to a breach of Sections 4.2(a), (b), and (e) which may be asserted at any time after the date hereof; (y) claims for indemnification pursuant to Section 7.3(i) with respect to a breach of Sections 4.l(a) or (b) which may be asserted at any time after the date hereof; and (z) claims for indemnification pursuant to Section 7.2(iii) with respect to Seller's failure to pay the liabilities described in Section 2.4(D) which may be asserted at any time prior to the expiration of any applicable statute of limitations (other than claims for Damages relating to sales and use taxes which may only be asserted for a period of two years from the Effective Date); (vi) Seller Indemnitees' indemnification obligation hereunder shall be limited to the remaining outstanding principal balance of that certain Promissory Note (the "Note") from Taylor in favor of TCP, dated September 25, 1997, as of the date a claim for indemnification is made; (vii) Buyer Indemnitees' indemnification obligation hereunder shall be limited to $2,000,000; (viii) with respect to claims for Damages by a Buyer Indemnitee relating to sales and use taxes, (1) the $1,000 threshold set forth in subsection 7.6(iv)(A) above shall be deemed to be a $2,000 limitation, and (2) the aggregate claims for Damages by a Buyer Indemnitee shall be limited to fifty percent (50%) of such Damages; (ix) an Indemnified Party shall not be entitled to recover under this Article VII to the extent the Indemnified Party receives payment for such claim under any insurance policy maintained by such Indemnified Party; and (x) the Buyer Indemnitees shall not be entitled to indemnification pursuant to this Article VII to the extent the matter subject to the claim for indemnification was known by either member of the TMS Management Group prior to the Effective Date, except for claims relating to
(A) any liability or obligation of TIS or USA listed on Schedule 2.4(G); (B) Taxes; (C) liens held by American National Bank & Trust Company of Chicago on the Assets; (D) customer returns and warranty claims listed on SCHEDULE
2.4(vi); (E) any fees that may be owed by Seller to Michael Blitzer
Associates or Adams, Harkness & Hill, Inc.; and (F) any liabilities or obligations under or in connection with any of the Excluded Assets.

    7.7 SET-OFF. Upon the final resolution of any claim for indemnification by Buyer or Taylor pursuant to this Article VII, Taylor may, at his sole election, set off its right, or the right of Buyer, to receive payment under this Agreement from each Seller, whether for a Seller's breach or otherwise, against amounts owed by Buyer to such Seller pursuant to the terms of this Agreement and/or the Note, on a dollar for dollar basis, with any such set off being effective upon the final resolution of such claim for indemnification.

    7.8 EXCLUSIVITY. The provisions of this Article VII shall apply to any claim for breach of any covenant, representation, warranty, or other provision of this Agreement or any Buyer Ancillary Document or Seller Ancillary Document, as the case may be (other than a claim for specific performance or injunctive relief), with the intent that all such claims shall be subject to the limitations and other provisions contained in Article VII. Except in a matter involving fraud on the part of an Indemnifying Party, (i) indemnification pursuant to the provisions of this Article VII shall be the exclusive remedy of the parties for any misrepresentation or breach of warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof; (ii) the only legal action which may be asserted by any party with respect to any matter which is the subject of this Article VII shall be a contract action to enforce, or to recover damages for the breach of, this
Article VII; and (iii) without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.

                             ARTICLE VIII.  MISCELLANEOUS

    8.1 NOTICES. Any notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, or by nationally recognized private courier. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail. All notices shall be addressed as follows:

              If to Buyer or Taylor:

              Taylor Manufacturing Systems, Inc.
              5255 Triangle Parkway, Suite 500
              Norcross, Georgia 30092

              ATTN: President
              Fax:  (770) 368-4998

              with a copy to:

              Neil R. Taylor
              7711 139th Street
              Edmonton, Alberta, Canada  T5R OE9
              Fax:  (403) 481-9859

              and

              Gambrell & Stolz, L.L.P.
              303 Peachtree Street, N.E.
              Suite 4300
              Atlanta, Georgia  30308
              ATTN: James R. McGuone
              Fax: (404) 221-6501

              If to Seller:

              Total Control Products, Inc.
              2001 North Janice Avenue
              Melrose Park, Illinois  60160
              ATTN: Mr. Nicholas Gihl
              Fax: (708) 345-5670

              with a copy to:

              D'Ancona & Pflaum
              30 North LaSalle Street, Suite 2900
              Chicago, Illinois  60602
              ATTN: Mark Albert, Esq.
              Fax:  (312) 580-0923

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.1.

    8.2 EXPENSES. Except as otherwise provided herein, each party hereto shall bear all costs, fees, and expenses incurred by such party in connection with, relating to, or arising out of the negotiation, preparation, execution, delivery, and performance of this Agreement and all agreements executed and delivered in connection herewith and the consummation of the transaction contemplated hereby and thereby, including, without limitation, attorneys', accountants', environmental consultants', brokers', and other professional fees and expenses.

    8.3 ENTIRE AGREEMENT. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof or in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns. Each Exhibit and Schedule, including the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

    8.4 SURVIVAL; NON-WAIVER. All representations and warranties shall survive the Closing for a period of time set forth in Section 7.6(v) hereof.
The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants, or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants, or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights, or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty, or covenant shall not be affected by the fact that a more general or more specific representation, warranty, or covenant was not also breached.

    8.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

    8.6 SEVERABILITY. The invalidity of any provision of this Agreement, or portion of a provision, shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

    8.7 APPLICABLE LAW. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Georgia (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction) and the laws of United States of America applicable therein. Additionally, in any litigation brought by Buyer, TIS waives personal service of any summons and agrees that service thereof to TIS may be made by certified or registered mail directed to TIS, care of TCP, at TCP's address set forth in Section 8.1.

    8.8 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

    8.9 ASSIGNABILITY. This Agreement shall not be assignable by either party without the prior written consent of the other party.

    8.10 AMENDMENTS. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

    8.11 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf on the date indicated.

                             SELLER:

                             TAYLOR INDUSTRIAL SOFTWARE INC.

                             BY: /s/Nic Gihl
                                ----------------------------------------------
                             TITLE: President
                                   -------------------------------------------

                             TAYLOR INDUSTRIAL SOFTWARE
                             (USA),  INC.

                             BY: /s/Nic Gihl
                                ----------------------------------------------
                             TITLE: Vice President
                                   -------------------------------------------

                             TOTAL CONTROL PRODUCTS,  INC.

                             BY: /s/Nic Gihl
                                ----------------------------------------------
                             TITLE: President & CEO
                                   -------------------------------------------

                             BUYER:

                             TAYLOR MANUFACTURING SYSTEMS, INC.

                             By: /s/ Ursula Hess
                                ----------------------------------------------
                             Title: President
                                   -------------------------------------------


                             TAYLOR:

                             /s/Neil R. Taylor
                             -------------------------------------------------
                             NEIL R. TAYLOR

                                 SCHEDULE 1.1(a)

                            [DESCRIPTION OF PROGRAMS]

     TAYLOR EXECUTIVE SCHEDULING SYSTEM (TESS) - All computer programs and systems, modules, databases, software products, and related data and materials (whether in source code, object code, customization code, or other form) associated with all versions of Taylor Executive Scheduling System (TESS) (whether released or not), a modular, Windows-based, ODBC compliant production scheduling application, including the following modules:

     -  Scheduling engine (C);
     -  Graphical Gantt chart (C);
     -  Powerbuilder developed data display and maintenance screens;
     -  Import/export modules (C); and
     -  ODBC compliant database interface module.

     MANUFACTURING RESOURCE SCHEDULER (MRS) -   All computer programs and
systems, modules, databases, software products, and related data and materials (whether in source code, object code, customization code, or other form) associated with all versions of Manufacturing Resource Scheduler (MRS ) (whether released or not).

                                 SCHEDULE 1.1(b)

                              [LIST OF PERSONALTY]



                            OFFICE EQUIPMENT/HARDWARE

          Item                           Serial /ID Number
          ----                           ------------------
Reception ACROS 486DX2/50                   495621
          Monitor - WYSE                    29JX4A16076
          Seiko Instrument label printer    Z940170144
          Toshiba Fax TF651 Turbo           95040322
          Toshiba Copier 3550               JK313196
          Ibimatic binder machine           26149CG
          HP 4L printer                     USCC527249
          HP 4L plus printer                JPGLL059921
          CD Player                         3601085
          3M 910 Overhead projector         684956

Ursula    Toshiba 410CS Satellite Pro       11513609 - dead
          Toshiba 430CDS Satellite Pro      02728538-3


Fred      Toshiba 430CDS Satellite          04798418-3
          Pro/Pentium 120
          HP Laser Printer                  USFB022160
          Model #C3990A
          Fax Machine Brother               A57232294
          AT&T Phone #1720                  A207GD
          Answering Machine                 B065GD
          Caller ID                         C0392067760
          [FCC #E6JCHN-21956-ND-T]

Darren    Texas Instruments TravelMate      07719402935
          4000E 486 Win DX2/50Mhz


Andrew    Toshiba Satellite Pro 435CDS      11513609
          Pentium 120


Weger     Toshiba Satellite Pro 420CDS      07650948-3
          Monitor Packard Bell              GSMN44535691


Empty          Acer 486                     4200 072055 or 91.AA228.004 A644178
Cubicle        Monitor: KFC serial          A4KKU4B49894
near supply    Modem: US Robotics
               Sportster 33.6 external
                fax modem                   0008390364425608

Empty          Adventech                    612186
Cubicle        IBM                          23-8062340
near kitchen   Monitor                      20Z02740

          Item                           Serial /ID Number
          ----                           ------------------
Spare          Texas Instruments            387A330276
Computer       Acer                         M001975


Leap           ACER Pentium-S CPU 100MHz    #05079611
               Monitor: ACER 55             M5AP60502435 P 1


Joiner         Pentium 166                  10149625
               Monitor Acer Acerview 76i    M7EH62527160 H1


Malcolm        Advantech Pentium-90         no serial #
               32MB RAM, 520MB + 1.5GB HD
               KFC 1716DL 17" monitor       ALKKU4857958


Jeff           Advantech Pentium 100        612191
               Monitor : KFC                ALKKU4B57926

Sathya         Pentium 166MHz 32MB RAM,
                1.6 GB HD,
               Toshiba CD-ROM.              11049605
               AcerView 76ie 17" monitor,   M7EH62527269 H1

Pleak          Monitor: Acer 15" Monitor -  # M5HP64405371
               Toshiba Satellite 110CT/810 -# 08651396-1


Dean           Toshiba 430CDS, Pentium 120  12626875-1
               Texas Instrument 4000E
               Color 486DX 2/50             507A3300777


Ingo's stuff
===================
Texas Instruments TravelMate 4000E          18719401289
Advantech 486DX2-66                         612185
16MB RAM, 520MB HD, Supra Faxmodem
AOpen Pentium-166                           11049606
32MB RAM, 2.1 GB HD
KFC 14" monitor                             C1KKU5548171
ACER Acerview 76ie 17" monitor              M7EH65256003
ZOOM V.34 Faxmodem                          1115ZX8L0936
Intel Faxmodem PCFM6401                     00653612313
Colorado 350 external tape drive            US01418585
Iomega ditto Easy 800 external tape drive   U026216168
US Robotics Faxmodem

          Item                           Serial /ID Number
          ----                           ------------------
The file servers
===================
Panasonic PanaSync 1381 monitor             KH0362081
APC 600 UPS                                 FB9645101774
No name 486-33                                 none
32MB RAM, 200MB + 500MB HD
AOpen Pentium-133                           109607987
64MB RAM, 2.1 GB HD
Iomega ditto 3200 internal tape drive       U3063910K7
US-Robotics internal Faxmodem               8400362601356

ADDITIONAL ITEMS
----------------
Cables

TMS OFFICE FURNITURE
--------------------

URSULA:
1 Bookcase
1 Executive Desk
1 Credenza
1 Round Conference Table
1 Top Hat Hi-back chair (blk)
2 Lateral File (personal)
2 Hi-back guest chairs (gray)

PLEAK:
1 Executive Desk
1 Bookcase
1 Pendaflex file
1 Top Hat Hi-back chair (blk)
2 Guest chairs (round gray)

ANDREW:

1 Executive Desk
1 Credenza
1 Top Hat hi-back chair (blk)
2 Guest chairs (round gray)

OFFICE NEXT TO URSULA:
1 Executive Chair
Bookcase
1 Blue work chair

SMALL CONFERENCE ROOM:
1 Table
4 Round gray chairs

LARGE CONFERENCE ROOM:
4 Tables
5 Hi-back gray chairs
1 Lateral metal file cabinet
1 Projector Screen
1 Projector Cart

RECEPTION/STOCK/MAIL AREAS:
Meridian / Norstar Telephone System
3 Bernhardt chairs (tan)
2 Coffee tables
2 Lateral files
1 Work chairs
1 Desk/computer stand work unit
5 Large bookcases (3 blk, 2 mahogany)
2 Brown tables
1 Gray table
2 Gray file cabinets  (1 in Malcolm's cubicle)
1 Gray supply cabinet
1 Metal desk
12 Work chairs (blue)
1 Work chair (gray)
4 red chairs (kitchen)
1 table (kitchen)

APPLIANCES (GA OFFICE):
Refrigerator
2 Coffee Makers
Microwave
Toaster Oven
Water Cooler (leased)


Additional Items - GA Office
Plants
11 Cubicles (workstations)
Trade Show booth


FRED CALLAHAN:
Executive Desk
Credenza
Executive Chair

EDMONTON:
TESS user Guides and related supplies

                                 SCHEDULE 1.1(c)

                             [LIST OF PREPAID ITEMS]

ENTITY:                                                             AMOUNT:

Ohio Bureau of Workers Compensation                               $   148.10
Peterson Management                                                 5,380.05
Alliance Credit Corporation                                           809.59
Alliance Credit Corporation                                         1,004.24
Advanced Manufacturing Research                                     1,666.71
Digitel Corp.                                                       1,021.56
                                                                  ----------
                                                                  $10,030.25

                                SCHEDULE 1.1(d)

                         [LIST OF ACCOUNTS RECEIVABLE]

CUSTOMER:                                                           AMOUNT:

Wyeth Ayerst Laboratories                                        $ 22,924.00
Union Camp                                                            371.00
Spargo Wire                                                        16,875.00
Rexroth Corporation                                                19,800.00
Alcan Cable                                                        19,841.00
ESAB Welding and Cutting                                           13,650.00
Lamb Grays Harbour                                                 14,550.00
Zenith Specialty Bag                                               18,636.00
Banner Packaging                                                    5,310.00
CMI Industries                                                     12,750.00
Pfizer Italiana                                                     6,045.00
SSA                                                                56,400.00
Chicago Bridge and Iron                                            83,413.00
Phelps Dodge Corporation                                            5,096.00
Phelps Dodge Corporation                                           36,000.00
Alcon Laboratories                                                  5,231.00
Unifirst Corporation                                               79,025.00
Chineta                                                             4,306.00
Phizer Pharmaceuticals                                              3,000.00
Quaker Fabrics                                                      3,523.00
Island Paper                                                        2,472.00
                                                                 -----------
                                                                 $429,218.00

                                   SCHEDULE 1.1(f)

                                 [LIST OF CONTRACTS]

A.   THIRD PARTY SOFTWARE LICENSES:

     TESS
     1.  Microsoft Visual C++
     2.  Borland C++
     3.  Powerbuilder
     4.  PVCS Version Control
     5.  PVCS Tracker, error tracking database
     6.  Sybase SQL Anywhere Database
     7.  Oracle 7.x Database
     8.  Microsoft Access Database
     9.  Microsoft SQL Server Database
     10. Windows 3.x, Windows 95, Windows NT
     11. Microsoft Project
     12. Microsoft Office ('95-'97)
     13. Lotus Screen Cam
     14. Win Help Office
     15. Paint Shop Pro
     16. Info Maker

     MRS
     1.  DBASE
     2.  Watcom C
     3.  PVCS Version Control
     4.  MS DOS

     MISCELLANEOUS
     1.  Harvard Graphics 3.0
     2.  Harvard Graphics Special Upgrade
     3.  Borland Paradox
     4.  PowerBuilder 3.1
     5.  PowerBuilder Entreprise (Japanese Version 4.0)
     6.  PowerBuilder 5.0
     7.  SQL Watcom (single user)
     8.  SQL Watcom (3 user network)
     9.  Maximizer
     10. Novell New Ware 3.1 (10 user license)
     11. Visio
     12. McAfee Virus Scan
     13. Filemaker Pro
     14. Oracle 7.1 for Novell
     15. OS/2 Warp 3.0
     16. StarDesignor

     17. MS Windows Workgroup
     18. MS SQL Server Training 6.5
     19. MS Developer Network
     20. MS Windows NT Server 4.0
     21. MS Client License Pak
     22. Robohelp 3
     23. Robohelp


B.   ALL LICENSE AGREEMENTS WITH RESPECT TO THE PROGRAMS FOR THE FOLLOWING
     CUSTOMERS:

     1.  Adams Elevator
     2.  Alcan Cable
     3.  American National Can
     4.  Amgen
     5.  Banner Packaging (Bemis Corporation)
     6.  CEF Industries
     7.  Centre de Technologies Noranda
     8.  Chicago Bridge & Iron
     9.  Chineta
     10. CIM Competative Solutions
     11. Clarity Development
     12. Clemson Univ.
     13. CMI
     14. Crowe Chizek
     15. Dunlop Tire
     16. Duron Paint & Wallcoverings
     17. ESAB Welding & Cutting
     18. Evergreen Packaging
     19. Freightliner Corporation
     20. Geneva Pharmaceutical
     21. Harris Canada-GE
     22. Hydril
     23. Illbruck
     24. InBrand
     25. Island Paper
     26. Kamco
     27. Kawneer
     28. Kyocera
     29. Lamb Grays Harbor
     30. Menasha
     31. National Steel (Phillipines)
     32. Novatec GmBh
     33. Paklog
     34. Pfizer - Australia
     35. Pfizer - France

     36. Pfizer - Europe
     37. Pfizer - Italy
     38. Pfizer - Japan
     39. Pfizer - Puerto Rico
     40. Pfizer - Zaventem
     41. Pfizer Pharmaceuticals, Inc.
     42. Phelps-Dodge
     43. RBW Graphics
     44. Rexroth
     45. Seton Company
     46. Spargo Wire
     47. Spactrum Group
     48. SSA
     49. Tietex
     50. Tremco
     51. Unifirst Corp.
     52. Union Camp
     53. Van Leer
     54. Walsh Automation
     55. Winis Conseil
     56. Wyeth-Ayerst
     57. Wynn's Precision
     58. Zenith Bag


C.   MARKETING RELATED AGREEMENTS:

     1.  System Software Associates, Inc.
     2.  Interactive Group Incorporated
     3.  Aries Inganieria Sistemas, S.A.

D.   EMPLOYMENT AGREEMENTS OF THE FOLLOWING INDIVIDUALS:

     Fred Callahan
     Malcolm Campbell
     Darrien Dines
     Ursula Hess
     David Joiner
     Bonnie Lasater
     David Leap
     Jeff Muelhauser
     David Pleak
     Dean Rosychuk
     Sandi Thomas
     Andrew Vick
     Satya Vrid

     James Walton
     David Weger
     Ingo Wilhelm


E.   LEASES:

     1. Lease Agreement entered into between Boca Corners, L.P. (now CarrAmerica Realty Corporation) and Taylor Industrial Software (USA) Inc. for space located at Suite 500, 5255 Triangle Parkway, Norcross, Georgia 30092, dated March 27, 1995.

     2. Lease Agreements between Taylor Industrial Software Inc. and Alliance Credit Corporation:

          a)  No. 541053 - Toshiba Copier
          b)  No Number - Partitions, Work Surfaces, Equipment

     3. Pitney Bowes Credit Corporation, Account No. 9634791, for mail machine and related equipment

     4. CTG, a division of TIE/Communications Canada Inc. - telephone sets, lines, display sets and other equipment


F.   EMPLOYEE BENEFIT AGREEMENTS:

     1.  Fortis Benefits Insurance Company, Group # 72931-0 (Life)
     2.  Guardian Insurance Co., Group # 305831 (Dental)
     3.  Humana Employers Health Plan of Georgia, Inc., Group # 6041228
         (Medical)

                                  SCHEDULE 1.1(g)

                                [LIST OF TRADEMARKS]


     1.  Taylor Manufacturing Systems
     2.  Taylor Execution Scheduling System
     3.  TESS
     4.  Manufacturing Resource Scheduler
     5.  MRS

                                 SCHEDULE 1.1(h)

                    [LIST OF TELEPHONE AND FACSIMILE NUMBERS]

          TMS - Norcross, GA (Headquarters)

               Ph: (770) 368-4999 and direct dial numbers related thereto
               Fax: (770) 368-4998


          TMS - Englewood, CO (Darren Dines)

               Ph: (303) 221-2002
               Fax: (303) 221-6228


          TMS - Westford, MA (Fred Callahan)

               Ph: (508) 692-1270
               Fax: (508) 692-1269

                                   SCHEDULE 2.2

                          [ALLOCATION OF PURCHASE PRICE]

     Accounts Receivable                                          $   429,218.00
     Supplies Inventory                                                 2,793.00
     Prepaid Expenses                                                  10,030.00
     Personalty                                                        80,000.00
     Intellectual Property
                    - TESS                                          3,919,980.00
                    - MRS                                                  10.00
     Goodwill                                                              10.00
     Liabilities as per Net Asset Schedule
                                                                    (294,542.00)
                                                                   -------------
               Total Purchase Price                                $4,147,499.00
                                                                   =============

                                   SCHEDULE 2.4(i)

                           [LIST OF ASSUMED LIABILITIES]

MAINTENANCE:                                                                 US$

CMI Industries                                                        $11,721.00
Alcan Cable                                                            24,659.00
Adams Elevator                                                          8,376.00
Inbrand Corporation                                                       350.00
ESAB Welding and Cutting                                               12,513.00
Lambs Grey Harbor                                                      13,338.00
Rexroth Corporation                                                    18,150.00
Spargo Wire                                                            15,469.00
Wyeth-Ayerst Laboratory                                                16,500.00
Zenith Specialty Bag Co.                                               11,275.00
                                                                      ----------
                                                                      132,349.00
                                                                      ----------
WARRANTY:

Tactair Fluid Controls                                                     44.00
Banner Packaging                                                          876.00
Alcan Cable                                                               530.00
Hydril Company                                                          1,435.00
Inbrand Corporation                                                     1,033.00
Pfizer Pty Ltd.                                                         1,660.00
Kyocera Industrial Ceramics                                             1,352.00
GE Harris                                                                  19.00
Sandvik Steel                                                               0.00
Island Paper Mills                                                      3,525.00
Chicago Bridge & Iron                                                   3,950.00
Union Camp Corp.                                                           18.00
Unifirst Corp.                                                          4,938.00
Pfizer Italiana                                                           375.00
                                                                       ---------
                                                                       19,753.00
                                                                       ---------
ACCOUNTS PAYABLE & DEALER COMMISSION:

                                                                       48,247.00

EMPLOYEE RUMERATION:                                                   32,193.00
                                                                       ---------
     (Includes commissions payable of $4,430.00 and vacation accrual)

CUSTOMER RETURN RIGHT:

     Phelps Dodge Corporation                                          27,000.00
                                                                       ---------
DEFERRED REVENUE:

     Menasha                                                           35,000.00

POTENTIAL LIABILITY:

     Pritzker - Trademark Settlement                                     Unknown

                                    SCHEDULE 2.4(vi)

                           [LIST OF EXCLUDED CUSTOMER RETURNS]


CUSTOMER:                                                                AMOUNT:

Chicago Bridge & Iron                                                    $79,000

                                   SCHEDULE 2.4(G)

                           [LIST OF RETAINED LIABILITIES]

     Any and all liabilities arising out of or relating to TESS software products licensed by Taylor MFG Systems Inc. to Haworth, Inc. under Purchase Order number P960000368, dated February 15, 1996.

                                     SCHEDULE 6.6
                            [LIST OF SCHEDULED PURCHASERS]


     1.   Avalon Software, Inc.
     2.   Computer Associates
     3.   Desoo Corporation
     4.   IBM
     5.   Intellution
     6.   J.D. Edwards & Co.
     7.   Lawson Software
     8.   Manugistics, Inc.
     9.   Oracle Corp.
     10.  QAD, Inc.
     11.  Ross Systems, Inc.
     12.  Siemens Corporation
     13.  Symix Computer Systems, Inc.
     14.  System Software Associates
     15.  TL Ventures
     16.  T/A Associates
     17.  Wonderware Corp.

                                      NET ASSETS


Accounts Receivable                                                  $429,218.00
Prepaid Expenses                                                       10,030.00
Supplies Inventory                                                      2,793.00
                                                                     -----------
                                                                      442,041.00
                                                                     -----------
Accounts & Dealer Commissions Payable                                  48,247.00
Accrued Employee Remuneration                                          32,193.00
Warranty Provision                                                     19,753.00
Maintenance Provision                                                 132,349.00
Deferred Revenue
- Menasha                                                              35,000.00
- Phelps Dodge Corporation                                             27,000.00
                                                                     -----------
                                                                      294,542.00
                                                                     -----------
Net Assets                                                            147,499.00
                                                                     ===========